Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "SOCIAL REALITY CORPORATION", FILED IN THIS OFFICE ON THE SECOND DAY OF AUGUST, A.D. 2011, AT 1:23 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5019054 8100

110881515

AUTHENTICATION: 8946481

DATE: 08-03-11

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:29 PM 08/02/2011
FILED 01:23 PM 08/02/2011
SRV 110881515 - 5019054 FILE

CERTIFICATE OF INCORPORATION
OF
SOCIAL REALITY CORPORATION

ARTICLE I

The name of the Corporation is Social Reality Corporation. (hereinafter, the "Corporation").

ARTICLE II

The name and address of the Corporation's registered office in the State of Delaware is Paracorp Incorporated, 2140 S Dupont Highway, Camden, DE 19934, Kent County

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. Authorized Shares. This Corporation is authorized to issue 250,000,000 shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), 9,000,000 shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock") and 50,000,000 shares of Preferred Stock, par value $0.001 per share.

Section 2. Common Stock. A statement of the designations of each class of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

(a) Voting Rights.

(i) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii) Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(c) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e) Equal Status. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

(f) Conversion.

(i) As used in this Section 2(f), the following terms shall have the following meanings:

(1) "Class B Stockholder" shall mean the initial registered holder of any shares of Class B Common Stock that were originally issued by the Corporation.

(2) "Code" shall mean the United States Internal Revenue Code.

(3) "Permitted Entity" shall mean, with respect to any individual Class B Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Section 2(f)(iii)(2) established by or for such individual Class B Stockholder, so long as such entity meets the requirements of the exception set forth in Section 2(f)(iii)(2) applicable to such entity.

(4) "Transfer" of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A " Transfer " shall also include, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided , however , that the following shall not be considered a " Transfer " within the meaning of this Section 2(f)(i)(4):

(a) the granting of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be

taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are Class B Stockholders, that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the Class B Stockholder at any time and (C) does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder other than the mutual promise to vote shares in a designated manner; or

(c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided , however , that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a "Transfer."

(4) "Voting Control" with respect to a share of Class B Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(ii) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation or its transfer agent, as applicable.

(iii) Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share, other than a Transfer:

(1) from a Class B Stockholder, or such Class B Stockholder's Permitted Entities, to another Class B Stockholder, or such Class B Stockholder's Permitted Entities.

(2) by a Class B Stockholder who is a natural person to any of the following Permitted Entities, and from any of the following Permitted Entities back to such Class B Stockholder and/or any other Permitted Entity established by or for such Class B Stockholder:

(a) a trust for the benefit of such Class B Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided , further , that in the event such Class B Stockholder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(b) a trust for the benefit of persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder, and, provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(c) a trust under the terms of which such Class B Stockholder has retained a "qualified interest" within the meaning of §2702(b)(1) of the Code and/or a

reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(d) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(e) a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(f) a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(g) a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

Notwithstanding the foregoing, if the shares of Class B Common Stock held by the Permitted Entity of a Class B Stockholder would constitute stock of a "controlled corporation" (as defined in

Section 2036(b)(2) of the Code) upon the death of such Class B Stockholder, and the Transfer of shares Class B Common Stock by such Class B Stockholder to the Permitted Entity did not involve a bona fide sale for an adequate and full consideration in money or money's worth (as contemplated by Section 2036(a) of the Code), then such shares will not automatically convert to Class A Common Stock if the Class B Stockholder does not directly or indirectly retain Voting Control over such shares until such time as the shares of Class B Common Stock would no longer constitute stock of a "controlled corporation" pursuant to the Code upon the death of such Class B Stockholder (such time is referred to as the "Voting Shift"). If the Class B Stockholder does not, within five (5) business days following the mailing of the Corporation's proxy statement for the first annual or special meeting of stockholders following the Voting Shift, directly or indirectly through one or more Permitted Entities assume sole dispositive power and exclusive Voting Control with respect to such shares of Class B Common Stock, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(iv) Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder's Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death of such Class B Stockholder.

(v) The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive.

(vi) In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 2, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2 shall be retired and may not be reissued.

(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

Section 3. Change in Control Transaction. The Corporation shall not consummate a Change in Control Transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the stockholders of the Corporation, of the holders of the greater of: (A) a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote thereon, voting together as a single class, and (B) sixty percent (60%) of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting called to consider the Change in Control Transaction and entitled to vote thereon, voting together as a single class. For the purposes of this section, a "Change in Control Transaction" means the occurrence of any of the following

events:

(a) the sale, encumbrance or disposition (other than non-exclusive licenses in the ordinary course of business and the grant of security interests in the ordinary course of business) by the Corporation of all or substantially all of the Corporation's assets;

(b) the merger or consolidation of the Corporation with or into any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(c) the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power of the Corporation before such issuance, to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Securities Exchange Act of 1934 (or any successor provision) such that, following such transaction or related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation, after giving effect to such issuance.

Section 4. Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation's Bylaws. The Corporation's Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with the Bylaws in effect immediately prior to such amendment, alteration or repeal. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation

that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 3. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 4. No stockholder will be permitted to cumulate votes at any election of directors.

Section 5. The number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.

ARTICLE VII

Section 1. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Section 2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 3. Neither any amendment or repeal of any Section of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Section 1. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance

with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 2. Any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors.

ARTICLE X

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

I, The Undersigned, for purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 1st day of August, 2011.

By: /s/ Christopher Miglino
Name: Christopher Miglino
Its: Incorporator
479 Rodeo Drive
Suite 308
Beverly Hills, CA 90210